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                                                                    Exhibit 23.3
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                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Acusphere, Inc. on Form S-8 pertaining to the 1994 Stock Plan, 2003 Stock Option and Incentive Plan and 2003 Employee Stock Purchase Plan of Acusphere, Inc. of our report dated August 9, 2002, except for Note 7, as to which the date is July 1, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Acusphere Newco, Ltd.'s ability to continue as a going concern), relating to the financial statements of Acusphere Newco, Ltd., appearing in Registration Statement No. 333-106725 of Acusphere, Inc. on Form S-1 filed with the Securities and Exchange Commission.


/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
October 7, 2003